Exhibit 10.9

ASSET CONTRIBUTION & SHARE ISSUANCE AGREEMENT

This Asset Contribution & Share Issuance Agreement (this “Agreement”) is made and entered into as of 8 August 2025, by and between:

NWTN Inc., a company duly organized under Cayman Islands law, with its principal place at Office 114-117, Floor, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE (NASDAQ: NWTN) (the “Investee”)

AND

JW INTERNATIONAL LLC FZ, a limited liability company duly organized under United Arab Emirates law, with its registered address at Meydan Grandstand, 6th Floor, Meydan Road, Nad Al Sheba, Dubai, United Arab Emirates (the “Investor”), and with its Parent Company, Pakistan incorporated JW Corporation, and affiliates (“Group Companies”).

RECITALS

WHEREAS, the Investor owns and operates a complete CKD automotive assembly facility in Pakistan (“Factory”) with extensive automotive manufacturing, distribution, and after-sales experience;

WHEREAS, the Investor agrees to contribute the Factory’s exclusive four-year usage rights and access to Group Companies’ nationwide sales/distribution network in Pakistan (collectively “Contributed Assets”), valued at US$14,100,000, as in-kind consideration for Class B ordinary shares of the Investee;

WHEREAS, the Investee agrees to issue new Class B ordinary shares to the Investor at the agreed valuation;

WHEREAS, the Parties have agreed that the Consideration Shares shall be issued at a fixed price of US$1.41 per share, which is the last closing share price, resulting in the issuance of 10,000,000 Class B ordinary shares;

WHEREAS, the Investor will facilitate the sale of ≥50,000 passenger and commercial vehicles (of which ≥30,000 commercial vehicles) through its Pakistan and regional networks over four years post-Closing.

AGREEMENT

SECTION 1. DEFINITIONS

1.1 “Factory Assets” means 4-year exclusive usage rights of Investor’s CKD assembly plant in Pakistan with its address at Lahore /JW-SEZ China-Pakistan SEZ. Plant size estimated to be 563,000 square feet with maximum 50,000 units capacity per annum.

1.2 “Sales Network” means Investor’s nationwide dealerships, distribution channels, and after-sales service infrastructure in Pakistan.

1.3 “Consideration Shares” means Class B ordinary shares issued to Investor under Section 3.

SECTION 2. TRANSACTION STRUCTURE

2.1 Contribution. Investor contributes Contributed Assets valued at US$14,100,000 as share consideration.

2.2 Plant Details and Market Cost are indicated in Appendix A.

SECTION 3. CONSIDERATION & LOCK-UP

3.1 Issuance. In full consideration for the Contributed Assets, the Investee shall issue to the Investor 10,000,000 (ten million) Class B ordinary shares (the “Consideration Shares”) at a fixed price of US$1.41 per share. The aggregate value of the Consideration Shares is US$14,100,000.

3.2 Lock-up Schedule:

(a) At the end of Year 1 to Year 4 from the Closing Date: 25% releasable at the end of each year

SECTION 4. INVESTOR’s SALES FACILITATION

4.1 Sales facilitation. Investor will provide facilitation for sales of ≥50,000 vehicles (including ≥30,000 commercial vehicles) by allowing access to its local sales networks within 4 years post-Closing. No incremental marketing fees shall be borne by the investors in relation to this facilitation.

SECTION 5. CONDITIONS PRECEDENT (“CP”)

5.1 Investor Deliverables:

(a) Factory access agreements granting 4-year exclusive operational control with details of Factory description meeting Investee’s requirements

(b) Sales network cooperation agreements

(c) Proof of Contributed Assets’ factory ownership and usage rights

5.2 Investee Deliverables

(a) Board approval for share issuance

SECTION 6. CLOSING MECHANICS

6.1 Closing Date. Within 15 business days after CP satisfaction.

6.2 Document Exchange:

a) Investor delivers executed Factory License Agreement, Sales Network Agreement, and Share Subscription Agreement

(b) Investee delivers share issuance instructions to transfer agent

6.3 Post-Closing: Execution of ancillary documents, if any, within 10 business days.

SECTION 7. REPRESENTATIONS & WARRANTIES

7.1 Investor Represents:

(a) Unencumbered title to Contributed Assets

(b) No material litigation affecting assets

(c) Factory complies with all environmental and operational regulations

7.2 Investee Represents:

(a) Duly authorized share issuance

SECTION 8. COSTS AND EXPENSES

8.1 Each Party shall bear its own costs, fees, and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and related documents.

SECTION 9. CONFIDENTIALITY

9.1 The Parties shall maintain strict confidentiality regarding all non-public information exchanged in connection with this transaction, except as required by law or with prior written consent.

SECTION 10. GOVERNING LAW AND DISPUTE RESOLUTION

10.1 This Agreement shall be governed by and construed in accordance with the laws of the United Arab Emirates with Confidentiality Clause legally enforceable

10.2 Any dispute arising hereunder shall first be resolved amicably through good-faith negotiations within thirty (30) days of written notice. Failing resolution, the dispute shall be submitted to binding arbitration in Dubai under the Rules of the Dubai International Arbitration Centre (DIAC) by one arbitrator appointed in accordance with the said Rules. The place of arbitration shall be Dubai. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties.

SECTION 11. TERMINATION

11.1 This Agreement may be terminated:

(a) By mutual written consent;

(b) By either Party if Closing does not occur within ninety (90) days of the Effective Date;

(c) By the Investee if due diligence reveals material adverse findings not resolved within thirty (30) days; or

(d) By written notice if any Condition Precedent remains unfulfilled by the Closing Date.

11.2 Material breach of Sections 2.1, 4.1, or 7.1 shall confer termination right with 60-day cure period.

SECTION 12. SURVIVAL

12.1 Surviving Provisions. Notwithstanding any termination of this Agreement, the obligations in Section 7 (Representations), Sections 8 (Costs), 9 (Confidentiality), 10 (Governing Law) shall survive indefinitely.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the Effective Date.

INVESTEE: NWTN Inc.

By:	/s/ Benjamin Zhai
Name:	Benjamin Zhai
Title:	Chief Executive Director

INVESTOR: JW INTERNATIONAL LLC FZ

By:	/s/ M. Javed Afridi
Name:	M. Javed Afridi
Title:	CEO of JW Corporation

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